Exhibit 10.7(a)
Software License Agreement
This Agreement is made and entered into as of April 19, 2005 (the “Effective Date”), by and between RADVISION Inc. (“Licensor”), with its offices at 17-17 State Highway 208 North, Fair Lawn, NJ 07410 and Espre Solutions (“Licensee”) with its offices at 5700 W Plano Pkwy, Suite 2600, Plano, TX 75093.
Licensor is a wholly owned subsidiary of RADVISION Ltd., an Israeli corporation, which is the owner of the Licensed Software listed in Exhibit A.
Licensor wishes to grant to Licensee and Licensee wishes to acquire from Licensor, a limited license to the Licensed Software listed in Exhibit A in accordance with the terms set forth in this Agreement, for incorporation as Embedded Software into its H.323 gateway to proprietary audio/video/data enterprise solution.
Based on the mutual promises and conditions contained in this Agreement, Licensor and Licensee agree as follows:
1.	Definitions. The following capitalized terms shall have the following meanings:
1.1.	Licensed Software shall mean those computer programs, in the operating systems (“OS”) specified, and instructions listed in Exhibit A, in Source Code and/or in Object Code form. Licensed Software includes all enhancements, modifications, additions, translations, compilations, or other software delivered to Licensee by Licensor hereunder or under any support agreement entered into in connection with this Agreement.

1.2.	Object Code shall mean any compiled, assembled, or machine executable version of the Licensed Software, or any part thereof.

1.3.	Source Code shall mean the human readable form of the Licensed Software.

1.4.	Embedded Software shall mean that software which is the end result of integrating the Licensed Software with any of Licensee’s Products, in Object Code form only.

1.5.	Licensee’s Products shall mean the line of products regarding which Licensee received a license from Licensor to integrate the Licensed Software therewith, listed in Exhibit B.

1.6.	Documentation shall mean any documents, information, directions, explanations, or material, concerning Licensor and/or the Licensed Software, produced by or for Licensor for the use of the Licensed Software, in whatever form.

1.7.	Derived Documentation shall mean any written material, which contains any change, modification, enhancement, addition, correction or translation to or of the Documentation, or any derivative work based upon the Documentation prepared by Licensee, or any Documentation created by Licensee in whole or in part based upon the Documentation.

1.8.	Modification shall mean any change, modification, enhancement, addition, or correction to the Licensed Software, or any translation of the Licensed Software into other computer languages or other hardware or software environments, or any derivative work based on the Licensed Software or any software or documentation created by Licensee, in whole or in part, based upon the Licensed Software and/or the Documentation.

1.9.	Ported Software shall mean a translation of the Licensed Software to other computer languages or other hardware or software environments; such Ported Software shall always be proprietary to Licensor.

1.10.	Update shall mean a new version or a revised version of the Licensed Software made available by Licensor to its existing Licensed Software customers that contains Bug Fixes and/or minor enhancements or improvements, but does not contain significant new features, as determined according to Licensor’s sole discretion.

1.11.	Upgrade shall mean any new version of the Licensed Software made available by Licensor to its existing Licensed Software customers that contains major enhancements and new features, as determined according to Licensor’s sole discretion.

1.12.	Bug Fixes shall mean any correction of an error contained in the Licensed Software.

1.13.	Distributor shall mean any third party with direct written authorization from Licensee to market the Embedded Software pursuant to, and in accordance with, the terms hereof.

1.14.	End User shall mean a specific individual authorized directly or indirectly by Licensee to use the Embedded Software, regardless of whether the individual is actively using the Embedded Software.

1.15.	Confidential Information shall mean any data or information, not made available to the general public, oral or written, treated as confidential that relates to Licensor’s past, present, or future research, development or business activities, including any unannounced product(s) and service(s), and including any information relating to services, developments, inventions, processes, plans, financial information, customer and supplier lists, forecasts, and projections, inventions, know-how, trade secrets and other proprietary Licensor information, including Licensor’s disclosure of the Source Code/Object Code, Documentation and trade secrets relating to the Licensed Software and any Updates, Upgrades or enhancements.

1.16.	Authorized Subcontractors shall mean subcontractors hired by Licensee to work with the Embedded Software, provided that each such subcontractor shall (1) be listed on attached Exhibit C hereto, as amended from time to time (2) not be engaged in producing Competitive Products, and (3) have signed an agreement for the benefit of Licensor containing the provisions of Article 3 hereof.

1.17.	Licensee’s Premises shall mean the place of business and development work where the Licensed Software is being embedded into Licensee’s Products in order to produce the Embedded Software. Licensee’s Premises may be deemed to include the off-site development team facilities of Authorized Subcontractors hired to assist Licensee in the development of the Embedded Software

1.18.	Competitive Products shall mean any product that supports substantially similar functionality as the Licensed Software or an alternative functionality to the Licensed Software.

1.19.	Non-conformance shall mean a material deviation in the performance of the Licensed Software from the functional specification contained in the documentation.
2.	License Grant. Licensor grants to Licensee, and Licensee accepts from Licensor, effective upon Licensee’s receipt of the Licensed Software and conditional on the payment of the License Fee as per Section 6 to this Agreement, subject to the terms of this agreement, a non-exclusive, nontransferable worldwide license to make the following use of the Licensed Software in order to create the Embedded Software:
2.1.	Use and copy the Licensed Software and the Documentation only for the internal purpose of developing and creating Modifications of the Licensed Software and embedding the same with Licensee’s Products, all only on Licensee’s Premises.

2.2.	Create copies of the Embedded Software in object code and the Documentation to the extent necessary to fully utilize the rights granted herein.

2.3.	Distribute and sub-license the Embedded Software in object code world-wide directly or indirectly through Distributors, to End Users for the purpose of and to effect the End User’s utilization of Licensee’s Products.

2.4.	Authorize Distributors to (a) use, create, and distribute copies of the Embedded Software as part of Licensee’s Products and transfer directly to End Users, for the purpose of and to effect the End User’s utilization of Licensee’s Products, and (b) authorize End Users to create limited copies of the Embedded Software for archival purposes.
Licensee will have the right to modify and copy the Source Code only to develop the Embedded Software and only to the extent permitted in this Agreement. Licensee will not have the right to market, sub-license, or otherwise distribute the Licensed Software, whether with modifications or without modifications, or the Embedded Software in a Source Code form Licensee may not disclose any License Software Documentation or MAY NOT EXPOSE ANY LICENSED SOFTWARE API (Application Programming Interface) TO ANY SUBLICENSEE.
The Licensed Software may be sold and/or licensed only as Embedded Software incorporated into Licensee’s Products. Further, the Licensed Software may be used only as a whole product, and it is specifically forbidden to extract any components thereof for any use whatsoever.
3.	Protection of Licensed Software.
3.1.	Sublicensing Terms. An End User may be authorized to use the Embedded Software only pursuant to a written agreement between Licensee or a Distributor, as the case may be, and the End User. The terms and conditions of all such agreements shall be at least as protective of the Licensed Software as part of the Embedded Software as: (i) the terms and conditions Licensee uses for its other software products; (ii) the terms and conditions governing the End User’s use of, or marketing of Licensee’s Products; and (iii) the terms and conditions contained herein.

3.2.	Legends and Notices. Licensee agrees to reproduce, on all copies of the Licensed Software and Embedded Software and the Documentation or Derived Documentation, a Licensor copyright notice in a form approved in advance by Licensor. The copyright notice shall be the same or similar to the following: “Portions of this software are © 1996-200___RADVISION Ltd. All intellectual property rights in such portions of the Software and documentation are owned by RADVISION and are protected by United States copyright laws, other applicable copyright laws and international treaty provisions. RADVISION and its suppliers retain all rights not expressly granted.”

3.3.	Title. All claims to the contrary contained herein notwithstanding, title in and to the Licensed Software, Documentation, additions and Modifications, Updates and Upgrades to the Licensed Software and Derived Documentation created by Licensor or Licensee, including but not limited to, all copyright, patent, trade secret rights, and Intellectual Property Rights shall remain in and with Licensor.

3.4.	Confidentiality. Licensee hereby acknowledges that the Confidential Information is a valuable asset of Licensor. Licensee agrees to hold all such Confidential Information in confidence, and agrees not to disclose such Confidential Information, except as expressly permitted in Section 2 of this Agreement, to anyone other than Licensee’s employees with a bona fide need to know, which employees shall be governed by a parallel confidentiality obligation of equal or greater force. Additionally, Licensee agrees to use at least that degree of care, which it uses to protect its own information of a similar proprietary nature, but in no event less than reasonable protection.

Excluded from such Confidential Information is information that Licensee can prove by clear and convincing written evidence that it had in its possession without Confidential Limitation prior to disclosure, which is known or becomes known to the general public without breach of this Agreement or which is received rightfully by Licensee and without confidentiality limitations from a third party or which is disclosed publicly by Licensor without substantially similar confidentiality restrictions.

Licensee may not disclose any information contained in the Source Code and/or the Source Code itself and/or anything related to the Source Code to anyone other than Licensee’s employees or Authorized Subcontractors with a bona fide need to know. Licensee agrees to protect the Source Code and any confidential information related to the Source Code by employing the same degree of care Licensee employs in protecting its own source code (and no less than reasonable care). This confidentiality obligation is to survive the termination/expiration /cancellation of this Agreement for any cause whatsoever, and to remain in force in perpetuity.

3.5.	Unauthorized Disclosure. Licensee acknowledges that the unauthorized disclosure of the Confidential Information could cause irreparable harm and significant injury to Licensor, which may be difficult to ascertain. Accordingly, Licensee shall indemnify Licensor against any loss and expense arising due to such unauthorized disclosure. Furthermore, Licensee agrees that Licensor shall have the right to obtain an immediate injunction enjoining any such unauthorized disclosure.

3.6.	Copies. Licensee shall not copy, in whole or in part, the Source Code or the Licensed Software and Documentation except as explicitly permitted herein and for internal backup or archival purposes.

3.7.	Competitive Products. Other than as part of the Embedded Software, as permitted within the scope of the license granted in Section 2 of this Agreement, Licensee is prohibited from, and shall not, develop, market or sell any Competitive Product based on or derived in any way from the Licensed Software or from the benefits of know how resulting from access to or work with Licensor’s proprietary information and Source Code (hereinafter “Proprietary Information”). The term “benefits of know how” means information in non-tangible form, which may be retained by persons who have had access to the Proprietary Information, including ideas, concepts, know how or techniques contained therein.

3.8.	Compatibility. Any Licensee development or enhancement to the Embedded Software will remain compatible with current releases of the Licensed Software, Updates and Upgrades.
4.	Warranty.
4.1.	Functionality. Licensor warrants that the Licensed Software will perform substantially in accordance with the Documentation accompanying the Licensed Software.

THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Licensor does not warrant that the Licensed Software is free from errors and/or will run properly on all computer hardware and/or operating systems, that the Licensed Software will meet requirements of Licensee or operate in the combinations which may be selected for use by Licensee or the End Users or that the operation of the Licensed Software will be uninterrupted or error free.

NO WARRANTY SHALL APPLY TO DEFECTS, FAILURES, DAMAGE, OR LOSS RESULTING FROM CORRECTIONS, REPAIRS OR SERVICE NECESSITATED BY: (A) LICENSEE’S OR THE ULTIMATE USER’S SYSTEM, OTHER EQUIPMENT OR ITS USE; (B) ANY ACT OR OMISSION BY ANYONE OTHER THAN LICENSOR; (C) POWER SHORTAGES, IRREGULARITIES, OR FAILURES; (D) MODIFICATION OF THE LICENSED SOFTWARE BY ANYONE OTHER THAN LICENSOR; OR (E) ANY OTHER CAUSE BEYOND LICENSOR’S CONTROL.

4.2.	Acceptance. Licensee will be deemed to have accepted the Licensed Software upon the first to occur of any of the following: (i) the end of a thirty day acceptance period commencing from the date of receipt of the Licensed Software during which no written notification of a verifiable Non-conformance was received by Licensor; or (ii) Licensee’s notification to Licensor of its acceptance of the Licensed Software.

4.3.	Support. Any maintenance or support of the Licensed Software by Licensor will only be pursuant to Section 7 hereunder or a separately executed maintenance agreement.
5.	Indemnification.
5.1.	Licensor hereby agrees to indemnify and defend Licensee against claims on account of Licensee’s use of the Licensed Software, based upon an allegation that the Licensed Software infringes or violates some third party’s known and issued patent (at the Effective Date) or any copyright, or violates any third party’s trade secret, or other intellectual property rights(s) provided that Licensee gives Licensor prompt written notice of any claim, sole authority to defend or settle as it sees fit, and reasonable cooperation (at Licensor’s expense). Licensor may, at its sole option and expense (i) procure for Licensee the right to continue using the Licensed Software, (ii) modify it so that it is non-infringing, (iii) procure a replacement product that has substantially the same functionality, or, if none of the above options is reasonably available, (iv) terminate this Agreement. Licensor will have no liability under this section for any claim based upon (i) Licensee’s Modification to, or integration with, or use of the Licensed Software with other software, or (ii) Licensor implementing any charge resulting from following any instruction or direction of Licensee. In no event will Licensor’s liability under this sub-section exceed the total of the sums received by Licensor from Licensee under this Agreement.

THIS SECTION 5.1 STATES LICENSOR’S ENTIRE LIABILITY FOR ANY INFRINGEMENT OR VIOLATION OF ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

5.2.	In no event shall Licensor make any warranty or have any liability regarding the Embedded Software or any Modification. Except for the issues mentioned in sub-section 5.1 above, Licensee shall indemnify and defend Licensor against any claims that Licensee’s Products or Embedded Software infringe any third party’s issued patent or any copyright, or violates any third party’s trade secret or other intellectual property right(s), provided that Licensor gives Licensee prompt written notice of any claim, sole authority to defend or settle as it sees fit, and reasonable cooperation (at Licensee’s expense). Licensee shall not make any warranty on Licensor’s behalf.

6.	Delivery and Payments.
6.1.	License Fee and Delivery Date. For the rights granted herein, Licensee agrees to pay Licensor a license fee, plus the initial support fee for the first year of the license grant, for the Licensed Software, as described in Exhibit D hereto (the “License Fee”). The Licensed Software shall be delivered to Licensee on the date set forth in Exhibit A attached hereto.

6.2.	Royalty Payments. In addition to payment of the License Fee, Licensee agrees to pay Licensor a “royalty fee”, according to one of the “royalty fee” payment options listed in Exhibit D, for each copy of the Licensed Software derivative which is distributed outside Licensee Premises, whether as an Embedded Software, a Modification or in any other way. No “royalty fee” will be due on copies of the Licensed Software, which are used within Licensee Premises for development purposes.

To prevent any doubt, it is hereby clarified that in the event Licensee provides a Distributor or a customer with a product containing the Licensed Software for evaluation purposes and such product is not returned to Licensee within one month following delivery thereof by Licensee, Licensee will be deemed to have distributed the product and will be obligated to pay Licensor the “royalty fee” for such deemed distribution.

The “royalty fee” shall be due and payable for every unit of a final product containing the Licensed Software, at the time of distribution for such product by Licensee. Products for which the “royalty fee” was paid to Licensor and which were returned to Licensee will only be counted if properly credited in Licensee’s financial reports and will only apply as a credit for future royalty fee payments owing to Licensor.

6.3.	Accounts and Records. Following the signing of this Agreement by both parties, Licensee shall prepare a statement in respect of each calendar quarter or part thereof, detailing the number of copies of the Embedded Software sold/distributed and the number of ports (concurrent calls) per Embedded Software, such other data on which the royalties are based pursuant to Exhibit D and the amount of royalties due to Licensor. Such a statement shall be submitted to Licensor within 30 days of the end of such calendar quarter or part thereof to which it relates, together with a remittance for the “royalty fee” due to Licensor.

Audit Rights: Licensee shall keep true and accurate records with respect to the (i) sale or transfer of Licensee’s Product(s) and (ii) copies of the Embedded Software sold/distributed and the number of ports (concurrent calls) per Embedded Software (iii) all data necessary for the calculation of the “royalty fee” payable to Licensor, and shall retain such records for three (3) calendar years after submitting the royalty statement to which they pertain. To ensure compliance with the terms of this Agreement, Licensor shall have the right to have an inspection and audit of the relevant accounting and sales books and records of Licensee conducted by an independent certified public accountant whose fee is paid by Licensor, and shall be conducted during regular business hours at Licensee’s offices. In no event shall audits be made hereunder more frequently than twice a year. If such inspections should disclose any under-reporting, Licensee shall promptly pay Licensor such amount, together with interest thereon at the rate of 1-1/2% per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due and all fees incurred by Licensor in the audit.

6.4.	Late Payment Charges. Licensee agrees to pay interest on outstanding amounts not received in accordance with payment terms in Exhibit D attached hereto at a monthly compounded rate of 1.5% on all amounts outstanding for more than 60 (sixty) days from the due date of payment. Interest will be due on the 61st (sixty first) day for the preceding 60 (sixty) days and thereafter levied monthly or part monthly until arrears plus interest have been cleared. This charge applies to amounts outstanding in respect of the Licensed Software and/or “royalty fee” payments. In addition Licensee agrees to pay for all collection, administration and other costs incurred by Licensor in collecting or attempting to collect any past due sums plus accrued interest, including but not limited to reasonable attorneys’ fees incurred during or as a result of collection.
7.	Maintenance.
7.1.	Services. Licensor (directly, or through any of its agents) shall provide Licensee with site license maintenance services and support services of the Licensed Software as outlined in Exhibit E. Support will only be provided to the unmodified Licensed Software for a release that is current within six months and through a single licensee designated contact, on Licensee Premises. Licensor may, after providing Licensee ten days advance written notice, discontinue support services during any period that Licensee remains in arrears of any of the fees owed to Licensor hereunder.

7.2.	Term. The initial term of the maintenance services shall begin upon Licensee’s receipt of the Licensed Software under this Agreement, and shall continue until the last day of the calendar month in which the one-year anniversary of the term falls. Thereafter, the maintenance services will automatically renew for additional one-year terms unless either party provides the other with written notice to the contrary at least twenty one days prior to the end of the then current maintenance term.

7.3.	Fees and Payment. For the services provided hereunder, Licensee agrees to pay to Licensor maintenance and support fees, as described in Exhibit D hereto. The initial maintenance and support fees are set forth in Exhibit D. Licensor will provide Licensee with written notice at least thirty days prior to the beginning of the second term, of the fee for such term, and at least thirty days prior to the beginning of any subsequent term of any price increase for that term. Support fees are due within thirty days of Licensor’s invoice date. Licensor will invoice Licensee for the support services thirty days prior to the beginning of the applicable support year.
8.	Notices.
When any notice is required or authorized hereunder, such notice shall be given in writing by recognized overnight express service or personal delivery addressed to the other party as specified below, or such other address as may be requested in writing by the party to be notified. A notice shall be deemed given ten (10) working days after deposited in the mail:

Licensor:	Licensee:
RADVISION Inc.	Espre Solutions
17-17 State Highway North	5700 W Plano Pkwy, Suite 2600
Fair Lawn, NJ 07410	Plano, TX 75093
Attn: Legal

9.	Term, Termination and Survival.
9.1.	Term. The term of this Agreement shall commence on the date first written above and will continue thereafter pursuant to the terms hereof unless otherwise terminated or canceled as provided herein.

9.2.	Termination. If Licensee fails to pay any fees specified above within sixty (60) days of the due date, the licenses granted herein to Licensee shall immediately terminate. If at any time Licensee is in breach of any provisions hereof, and such breach continues for at least thirty (30) days after written notice thereof, it shall be considered a default and Licensor may terminate all licenses granted hereunder to Licensee by Licensor.

9.3.	Other Events of Termination. Notwithstanding 9.2 above, Licensor will be entitled to notify Licensee of immediate termination of this Agreement upon the occurrence of any of the following events: (i) all or a substantial part of the assets of Licensee are being sold or otherwise transferred to any person; (ii) Licensee is being merged or consolidated with any other person; (iii) a receiver, trustee, or liquidator of Licensee is appointed for any of its properties or assets; (iv) Licensee admits in writing its inability to pay its debts as they mature; (v) Licensee makes a general assignment for the benefit of creditors; (vi) Licensee is adjudicated as bankrupt or insolvent; (vii) a petition for the reorganization of Licensee or an arrangement with its creditors, or readjustment of its debts, or its dissolution or liquidation is filed under any law or statute; or (viii) Licensee becomes subject to the control of any competitive firm or company (ix) Licensee breaches this Agreement or fails to perform any of its obligations hereunder which breach, by its nature, cannot be cured. It shall be the duty of Licensee to notify Licensor promptly of the occurrence of any of the events set forth above.

9.4.	Effects of Termination. Following any termination or cancellation of this Agreement or the licenses granted herein: (i) subject to the provisions specified hereinbelow, immediately upon Licensor’s request, Licensee will either destroy or send to Licensor (at Licensee’s expense) all copies of the Licensed Software and the Documentation; (ii) Licensee may use the Licensed Software as part of the Embedded Software only to support its then current licensees, but may not use or distribute any version of the Licensed Software for any other purpose; (iii) Licensee’s rights to continue to distribute or market the Licensed Software shall immediately cease, and the rights of all Distributors to continue to distribute or market the Licensed Software shall also cease unless Licensor, at its sole discretion, negotiates special provisions to Licensee’s distributor agreements; and (iv) all of Licensor’s obligations hereunder shall cease. So long as Licensee has any copy of the Licensed Software or Embedded Software, Licensee shall continue to be bound by the terms hereof. Notwithstanding anything to the contrary, no cancellation or termination of this Agreement or any of the Licenses granted herein will have any effect on the rights of an End User to continue to use any copy of the Embedded Software previously licensed in accordance with the terms hereof, provided that either all license fees and royalties related to the End User have been paid to Licensor or Licensor has negotiated in good faith with the End User an agreement to permit such End User’s continued use. Licensee covenants that it will promptly notify its Distributors of any termination or cancellation of this Agreement an immediately disclose such notification to Licensor.

9.5.	Survival. Sections 3, 4.1, 5, 6, 9.5 and 11 shall survive the expiration and termination of this Agreement for any reason. Provisions of the Sections which, by their nature, must remain in effect beyond the termination of this Agreement shall also survive. Payments which accrue or are due before termination of this Agreement shall survive the expiration or termination of this Agreement.

10.	Joint Cooperation.
10.1	Interoperability. Licensee acknowledges the strategic importance of maintaining interoperability between Licensee’s Products using the Embedded Software and Licensor’s products. Prior to releasing products using the Embedded Software, Licensee agrees to test the interoperability between the Embedded Software and Licensor’s gateway products. Licensee will notify Licensor of any interoperability problems that Licensee cannot resolve. In such event, Licensor and Licensee will cooperate in resolving the problem.

10.2	Publicity. The particular terms and conditions of this Agreement are confidential and shall not be disclosed by either party without the prior written consent of the other party. Either party shall issue no public announcements relating to this Agreement without giving the other party prior written notice. Notwithstanding anything stated herein, the parties agree to issue a joint press release announcing the relationship initiated hereunder and to cooperate in other joint promotional opportunities and announcements.
11.	Miscellaneous.
11.1.	Choice of Law. This Agreement shall be governed by the substantive laws of the State of New York applied to agreements executed and performed in such state, without regard to its conflict of laws rules.

11.2.	Waiver. No delay, omission, or failure to exercise any right or remedy provided herein shall be deemed to be a waiver thereof or an acquiescence in the event giving rise to such right or remedy, but every such right or remedy may be exercised, from time to time as may be deemed expedient by the party exercising such remedy or right.

11.3.	Taxes. Licensee shall be solely responsible for any sales, use, service, withholding tax or other tax levied or incurred on account of the Agreement or the activities hereunder, except for any tax based upon the net income of Licensor.

11.4.	Limitation Of Liability. Notwithstanding anything to the contrary contained herein, in no event will Licensor’s total liability hereunder exceed the fees paid to Licensor by License hereunder.

11.5.	Arbitration. Except as stated below, any controversy or claim arising out of or relating to this Agreement or the breach hereof, except as stated below, shall be settled by rules of the American Arbitration Association in the State of New Jersey, and the judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The provisions of this Agreement relating to Licensor’s rights in and to the Licensed Software, shall not be arbitratable. The award of the Arbitrator shall be final, non-appealable and binding upon the parties hereto and their respective successors and permitted assigns.

11.6.	Invalidity. If any provision herein is ruled too broad in any respect to permit the full enforcement thereof, or if any provision herein is ruled in violation of Israeli law, then such provision shall be limited only so far as it is necessary to allow conformance to the law, and as so limited shall be deemed a part hereof. If any invalid provision may not be so limited, such provision shall be deleted from the Agreement, but the remaining provisions shall remain in full force and effect.

11.7.	Damages. In no event will Licensor be liable to Licensee or any third party for any indirect, incidental, special or consequential damages, whether in an action in contract, tort or otherwise whether foreseeable or not, including without limitation, damages for loss of business profits, revenues, data, or business interruption, resulting from or arising out of the use of or inability to delivery, performance or use the Licensed Software, even if Licensor has been advised of the possibility of such. The provisions of this Agreement allocate the risks between Licensor and Licensee. Licensor’s pricing reflects this allocation of risk and the limitations of liability specified herein.

11.8.	Assignment. Neither this Agreement or any of Licensee’s rights granted herein may be assigned or transferred by Licensee, whether voluntarily or by operation of law, without the prior written permission of Licensor and any attempt to do so shall be without effect. Assignment shall be deemed to include (i) a sale or transfer of all or substantial part of the assets of Licensee to any person; (ii) Licensee being merged or consolidated with any other person; and (iii) Licensee becoming subject to the control of any competitive firm or company.

11.9.	Import/Export Regulation. Licensee understands that the Licensed Software may be a regulated commodity under the export control laws of the United States, as amended from time to time, and the regulations thereunder, and may require a license to import or export. Licensee is solely responsible for any required license, and shall obtain any such required license(s).

11.10.	Relationship of Parties. Nothing herein shall be deemed to create an employer-employee relationship between Licensor and Licensee, nor any agency, joint venture or partnership relationship between the parties. Neither party shall have the right to bind the other to any obligation, nor have the right to incur any liability on behalf of the other.

11.11.	Integration. This Agreement is the complete and exclusive agreement between the parties with regard to the subject matter hereof and supersedes the prior discussions, negotiations and memoranda related hereto. Any Licensee purchase order issued for the Licensed Software, Documentation, or services provided hereunder shall be for the sole purposes of administrative convenience, and shall be subject to the terms hereof.

11.12.	Non-Solicitation. During the term hereof and for one year thereafter, Licensee shall not, directly or indirectly hire or solicit any employee of Licensor or anyone who was an employee, consultant or independent contractor of Licensor at any time within the six-month period immediately prior thereto or encourage any employee, consultant, independent contractor or agent of Licensor to terminate such employment, or agency or other relationship.

11.13.	Exhibits. Attached hereto and incorporated herein by this reference are the following exhibits:

Exhibit A: The Licensed Software Exhibit B: Licensee’s Products Exhibit C: Authorized Subcontractors Exhibit D: License Fee and Royalties, and Support Fees Exhibit E: Maintenance and Support
11.14.	Further Documents. The parties agree to execute any document reasonably requested by the other to perfect the rights granted herein.

11.15.	Counterparts. This Agreement may be executed in multiple original counterparts, each of which will be an original, but all of which taken together shall constitute one and the same document if bearing an authorized signature of Licensor and Licensee.
In witness whereof, the parties have executed this Agreement as of the date first above written.

RADVISION Ltd.
By:	/s/ Boaz Raviv
	Title:	General Manager Technology Business Unit RADVISION Ltd.

Espre Solutions
By:	/s/ Pete Ianace
Title: President/CEO

Exhibit A: The Licensed Software
1.	The Licensed Software:
H.323 Toolkit
The Licensed Software will be provided in source code format for Windows NT/XP/2000 operating system.
2.	Delivery:
The Licensed Software will be delivered to Licensee within ten (10) business days from the receipt by Licensor of a signed copy of this Agreement and of the License Fee (as defined in Section 6.1 to the Agreement).
Software to be delivered to the following person:
Name: Bob Nimon
Phone: 214-254-3714
E-mail: bnimon@espresolutions.com

Exhibit B: Licensee’s Products
H.323 gateway to proprietary audio/video/data enterprise solution.

Exhibit C: Authorized Subcontractors

Exhibit D: License Fee and Royalties, and Support Fees

	List	Espre
License Fee	$100,000	$80,000
Annual Support Fee	$20,000	$20,000
Total = $100,000. Terms Net 60 Days.

Royalties:
Ports	Per Port
0-10,000	$2.00
10,001-20,000	$1.90
20,001-35,000	$1.80
35,001-50,000	$1.70
50,001-100,000	$1.60
$100,000+	$1.50
Contact for Royalty Payments:
Name: Pete Ianece
Phone: 214-254-3710
E-mail: pete@espresolutions.com
Option — Espre Solutions has the option of purchasing the SIP toolkit within 6 months of the date of this agreement for the discounted amounts shown below:

License Fee	$80,000	$60,000
Annual Support Fee	$20,000	$15,000
Royalties — shown above — both SIP and H.323 will be cross-contributory.
                    _____________________________
                    _____________________________

Exhibit E: Maintenance and Support
1.	Maintenance services for the Licensed Software include:
*	Back end maintenance releases including Bug Fixes and Updates.

*	Reasonable telephone and email support during working hours.

*	Upgrades at such prices and terms offered to other customers under the initial, or renewed, term of service.
2.	Licensor’s services hereunder shall not extend to any Licensed Software or components thereof which have been subject to misuse, accident or improper installation or maintenance, or to any Licensed Software or component thereof that has been modified, repaired or altered by Licensee or its end users or customers, except as authorized by Licensor.
3.	It is intended that Licensor and Licensee will work within the framework of these guidelines. In the event that an exceptional circumstance arises, the Parties will discuss the circumstances and mutually agree on the correct course of action to take. Exceptions may include but are not limited to the impossibility of Licensee to perform, the severity of the error, or the availability of a more efficient approach.
Contact for Annual Maintenance Renewals:
Name: Bob Nimon
Phone: 214-254-3714
E-mail: bnimon@espresolutions.com